BENHAM CAPITAL MANAGER FUND
                           AVERAGE ANNUAL TOTAL RETURN
                                NOVEMBER 30, 1995



                                    ERV  1/n
                    Formula:   T = (---)     - 1
                                     P


P       =  A hypothetical initial payment of $1,000.

ERV     =  Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period.

N       =  Number of years.

T       =  Average annual total return.


                           P            ERV           N             T
                      ----------     ----------   ----------   ----------
Calculation:

 One Year              $1,000.00     $1,201.20     1.000000       20.12%

 Five Years            $1,000.00                   5.000000

 Ten Years

 Date Of Inception*    $1,000.00     $1,201.20     1.000000       20.12%


*Date Of Inception:  December 1, 1994